IVC INDUSTRIES, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
              (Dollars in Thousands, Except Per Share Information)
                                   (unaudited)

                                                        Three Months Ended
                                                           October 31,
                                                  -------------------------------
                                                     2001                2000
                                                  -----------         -----------
Basic:
     Net loss                                     $    (1,825)        $    (1,075)

Weighted average shares outstanding                 2,149,097           2,090,081
                                                  ===========         ===========

Basic loss per share                              $     (0.85)        $     (0.51)
                                                  ===========         ===========

Diluted:
     Net loss                                     $    (1,825)        $    (1,075)

Weighted average shares outstanding                 2,149,097           2,090,081
Incremental shares under stock option plan                 --                  --
                                                  -----------         -----------

Adjusted weighted average shares
     outstanding                                    2,149,097           2,090,081
                                                  ===========         ===========

Diluted loss per share                            $     (0.85)        $     (0.51)
                                                  ===========         ===========